                                                                   EXHIBIT 10(e)


                      STOCK CONTRIBUTION EXCHANGE AGREEMENT



         This Stock Contribution Exchange Agreement (this "Agreement") is made and entered into as of the 7th day of January, 2002, by and among Corniche Group Incorporated, a Delaware corporation ("Corniche"), Strandtek International, Inc., a Delaware corporation ("Strandtek"), and Jerome Bauman, Jan Arnett, William G. Buckles, Jr., Phil Palm, David Veltman, Greg Veltman, Sheila Duffy, Craig Babcock, Ray Juska, Ron Basar and Mike Barody (collectively, the "Principal Shareholders"), and Preston Whaley and Clifford Chapman (collectively, the "Non-shareholder Loan Holders").


                             PRELIMINARY STATEMENTS

         A. Corniche desires to acquire control of the business operated by Strandtek through the acquisition of substantially all of the common stock of Strandtek, and the Principal Shareholders, Non-shareholder Loan Holders, and Cash Investors (as hereinafter defined) desire to acquire control of Corniche through the transactions contemplated and referenced in this Agreement. The Principal Shareholders own approximately 97% of the outstanding capital stock of Strandtek. The Principal Shareholders and the Non-shareholder Loan Holders (collectively the "Investor Loan Holders") own all of the Non-Institutional Debt Securities owed by Strandtek ("Investor Loans"). Upon satisfaction of the conditions hereinafter specified, the Principal Shareholders have agreed to exchange their Strandtek capital stock for Corniche Common Stock and Corniche Series D Preferred Stock, as more fully provided herein, and the Investor Loan Holders have agreed to exchange the principal amount of, their Investor Loans for Corniche Series C Preferred Stock, as more fully provided herein. Strandtek thereby would become a majority owned subsidiary of Corniche, as more fully provided herein, and upon the simultaneous closing of the Private Placement Transaction (as hereinafter defined) the Principal Shareholders, Non-shareholder Loan Holders and Cash Investors (as hereinafter defined) would control Corniche.

         B. The Board of Directors of Strandtek has determined that this Agreement is consistent with and in furtherance of the long-term business strategy of Strandtek and that it is in the best interests of all of the holders of shares of Strandtek's capital stock.

         C. The respective Boards of Directors of Corniche and Strandtek have determined that this Agreement, structured in the manner contemplated herein, is desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.

         D. The Parties intend that the contribution and exchange of stock and cash for capital stock of Corniche by the Principal Shareholders, Non-shareholder Loan Holders and Cash Investors shall constitute a nontaxable transfer of property pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") and that the stock for stock exchange described above shall constitute a "reorganization" within the meaning of Section 368(a) of the Code.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto (collectively, the "Parties" and each a "Party") hereby adopt this Agreement as and for a plan

(the "Plan") under Section 368(a) of the Code, and in order to implement the Plan, the Parties hereby represent, warrant, covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Specific Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

         "Affiliate" shall mean, with respect to any entity (the "Subject Entity"), any Person which controls, is controlled by, or is under common control with, the Subject Entity.

         "Cash Investors" shall mean those entities and/or individuals providing financing to Corniche pursuant to the Private Placement Transaction.

         "Combined Material Adverse Effect" shall mean a material adverse effect on the business, operations, assets or financial condition of Corniche and its Subsidiaries (including Strandtek), taken as a whole.

         "Corniche Common Stock" shall mean the common stock, par value $0.001 per share, of Corniche.

         "Corniche Disclosure Schedule" shall mean the schedule of disclosures separately delivered by Corniche to Strandtek simultaneously with the execution and delivery of this Agreement and the Supplemental Disclosure Agreement.

         "Corniche Material Adverse Effect" shall mean a material adverse effect on the business, operations, assets or financial condition of Corniche and its Subsidiaries (excluding Strandtek), taken as a whole, provided, however, that
(x) in no event shall any effect that results from (a) the public announcement or pendency of the transactions contemplated hereby or any actions taken in compliance with this Agreement, or (b) changes affecting the United States economy generally constitute a Corniche Material Adverse Effect and (y) a decrease in the market price of Corniche Common Stock will not constitute a Corniche Material Adverse Effect (except with respect to an effect which, independent of such decrease, would constitute an Corniche Material Adverse Effect).

         "Corniche Series C Preferred Stock" shall mean the Series C 7% Convertible Preferred Stock, par value $0.01 per share, of Corniche, consisting of 220,000 shares, carrying "as-if-converted" voting rights with the Corniche Common Stock and a cumulative dividend of 7% per annum times the liquidation preference hereinafter specified, with each share of Series C Preferred Stock being convertible at the holders' option into 100 shares of Corniche Common Stock (i.e., the liquidation preference of $100 hereinafter established divided by a conversion price of $1.00 per share (the "Conversion Price")), and which shall be automatically converted on the same terms if the Market Price (as defined in the Certificate of Designation therefor) of the Corniche Common Stock is equal to or higher than two times the Conversion Price for 20 consecutive Trading Days (as defined in the Certificate of Designation therefor); provided, however, in any such event the other conditions contained in the Certificate of Designation annexed hereto as Appendix 1.1 to any such conversion



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

are satisfied, with a liquidation preference of $100 per share and otherwise containing the terms set forth in the Certificate of Designation annexed hereto as Appendix 1.1.

         "Corniche Series D Preferred Stock" shall mean the Series D Convertible Preferred Stock, par value $0.01 per share, of Corniche, consisting of 640,000 shares, carrying participating dividends and "as-if-converted" voting rights with the Corniche Common Stock as specified in the Certificate of Designation annexed hereto as Appendix 1.2 (the "Series D Designation"), convertible at the holder's option following satisfaction of certain conditions specified in the Series D Designation into Corniche Common Stock at the ratio of 100 shares of Corniche Common Stock for each share of Corniche Series D Convertible Preferred Stock and convertible at the option of Corniche if certain conditions specified in the Series D Designation are satisfied, and otherwise containing the terms set forth in the Series D Designation.

         "DGCL" shall mean the Delaware General Corporation Laws.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

         "Liens" shall mean liens, encumbrances, security interests, pledges, title restrictions and other limitations on use, other than restrictions on transfer imposed by federal or state securities laws.

         "Non-Institutional Debt Securities" shall mean the Investor Loans identified in Appendix 2.1 attached hereto.

         "Person" means any individual, corporation, partnership, limited liability company, business trust, sole proprietorship or other entity.

         "Private Placement Transaction" means that certain private placement of Corniche Common Stock to the Cash Investors by which Corniche will raise cash net proceeds to Corniche sufficient to allow Corniche to satisfy the conditions to Closing set forth herein, which Private Placement Transaction shall close simultaneously with the stock exchange transactions contemplated in this Agreement.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Strandtek Capital Stock" shall mean the Strandtek Common Stock.

         "Strandtek Common Stock" shall mean the common stock, par value $0.0001 per share, of Strandtek.

         "Strandtek Disclosure Schedule" shall mean the schedule of disclosures separately delivered by Strandtek to Corniche simultaneously with the execution and delivery of this Agreement and the Supplemental Disclosure Agreement.

         "Strandtek Material Adverse Effect" shall mean a material adverse effect on the business, operations, assets or financial condition of Strandtek, provided, however, that in no event shall any effect that results from (a) the public announcement or pendency of the transactions contemplated hereby or any actions taken in compliance with this Agreement, or (b) changes affecting the United States economy generally constitute a Strandtek Material Adverse Effect.

         "Subsidiary" when used with reference to a Person, shall mean any entity (i) the accounts of which would be consolidated with those of such Person in such Person's financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are owned, controlled or held by such Person and/or one or more subsidiaries of such Person; provided, however, notwithstanding the foregoing, that certain entity known as Strandtek West, Inc., a Washington corporation ("Strandtek West") which has been dissolved by the Secretary of State of the State of Washington prior to the draft hereof prior to the date hereof shall not be deemed a "Subsidiary" of Strandtek.

         "Supplemental Disclosure Agreement" shall mean the agreement among Strandtek, Corniche, the Principal Shareholders and the Non-shareholder Loan Holders executed this date with respect to the representations and warranties of the Parties to each other.

         1.2 Terms Defined in Other Sections. The following terms have the respective meanings ascribed thereto in the following sections of this
Agreement:

         Term                                                 Section
         ----                                                 -------
         Agreement                                            Lead-in
         Business Combination Restraints                      5.9.6
         Cash Amount                                          5.9.4
         Closing                                              2.2
         Closing Date                                         2.2
         Code                                                 Recitals
         Competing Transaction                                5.13
         Conversion Price                                     1.1
         Corniche                                             Lead-in
         Corniche Business                                    5.3
         Corniche/Strandtek Loan                              5.6
         Defaulting Party                                     7.4
         Guarantors                                           5.6
         Investor Loan Holders                                Recitals
         Investor Loans                                       Recitals
         Key Holders Percentage                               2.1
         Non-Defaulting Party                                 7.4
         Non-shareholder Loan Holders                         Lead-in
         Note                                                 2.4
         Outside Date                                         7.3.3



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

         Parties                                              Recitals
         Plan                                                 Recitals
         Premises                                             5.14
         Principal Shareholders                               Lead-in
         Registration Statement                               5.4
         Series D Designation                                 1.1
         Strandtek                                            Lead-in
         Strandtek Parties                                    7.2


         1.3 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa;
(iii) words importing the singular shall also include the plural, and vice versa; and (iv) the word "including" means "including without limitation".

                                   ARTICLE II

                               THE STOCK EXCHANGE

         2.1 Exchange of Stock and Investor Loans. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Principal Shareholders shall sell, assign, and deliver to Corniche in the aggregate 178,030,131 shares of the Strandtek Common Stock constituting at least 97.8% (the "Key Holders Percentage") of the issued and outstanding, and presently issuable capital stock of Strandtek (treating stock options and warrants to purchase Strandtek Common Stock as not being issued and outstanding, or issuable capital stock of Strandtek), in exchange for (a) 640,000 times the Key Holders Percentage shares of the Corniche Series D Preferred Stock and (b) 36,000,000 times the Key Holders Percentage shares of the Corniche Common Stock, as further set forth on Appendix 2.1. The 640,000 amount is subject to further adjustment (up or down) pursuant to Section 2.5 below. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Investor Loan Holders shall sell, assign, and deliver to Corniche the Non-Institutional Debt Securities in the aggregate principal amount of not more than $22,000,000, in exchange for up to 220,000 shares of Corniche Series C Preferred Stock (i.e., 1 share of Corniche Series C Preferred Stock for each $100 of Non-Institutional Debt Securities exchanged), as further set forth on Appendix 2.1. Provided, however, notwithstanding anything contained in this Agreement to the contrary, the Principal Shareholders, Non-shareholder Loan Holders and Cash Investors shall in all events receive as of the Closing at least eighty percent (80%) of the total combined voting power of all classes of stock of Corniche entitled to vote, and Corniche shall not have any other class of stock outstanding as of the Closing.

         2.2 Closing Date. On the Closing Date, the Parties shall cause the contribution and exchange of shares and Non-Institutional Debt Securities for the Corniche Common Stock and Preferred Stock to be effected, along with the simultaneous closing on the Private Placement Transaction, such that on the Closing of such transactions, Corniche will own the shares of Strandtek Common Stock constituting at least 97% of the issued and outstanding, and presently issuable capital stock of Strandtek and the Principal Shareholders, Non-shareholder Loan Holders, and Cash


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Investors shall own more than 80% of the total combined voting power of all classes of stock of Corniche entitled to vote. A closing (the "Closing") shall be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 no later than the Outside Date, provided the conditions set forth in Article VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place shall be mutually agreed to by Strandtek and Corniche and is referred to herein as the "Closing Date"

         2.3 Tax Consequences. It is intended that the contribution and exchange of the Strandtek Common Stock, Non-Institutional Debt Securities, and cash in exchange for the Corniche Common Stock and Preferred Stock shall qualify as a non-taxable transfer of property pursuant to the provisions of Section 351 of the Code. It is further contemplated and intended that the exchange of shares shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Code. All parties shall report, file, and treat the transaction contemplated in this Agreement in a manner consistent with this intent for all tax purposes.

         2.4 Lost Certificates. In the event that any Certificate for Strandtek Common Stock held by a Principal Shareholder or any note representing an Investor Loan ("Note") held by a Principal Shareholder or Investor Loan Holder shall have been lost, stolen or destroyed, upon Corniche's receipt of an affidavit as to such loss, theft or destruction and as to the ownership of such Certificate or Note by the Person claiming such Certificate or Note to be lost, stolen or destroyed, and the receipt by Corniche of reasonably appropriate and customary indemnification (which shall be in the form of a personal agreement to indemnify but shall not include the posting of a bond or similar security), Corniche shall deliver, in exchange for such lost, stolen or destroyed Certificate or Note, shares of Corniche Common Stock and Series D Preferred Stock or Series C Preferred Stock, as applicable, deliverable in respect thereof as determined in accordance with the provisions of this Agreement.

         2.5 Adjustment. The numbers 640,000 and 36,000,000 in Section 2.1 were determined on the assumption that there would be exactly 36 million shares of Corniche Common Stock issued and outstanding at the Closing. The 640,000 number (but not the 36,000,000 number) will be increased or decreased to reflect the entire proportionate adjustment due with respect to the 36,000,000 shares of Corniche Common Stock and 640,000 shares of Corniche Series D Preferred Stock that would occur if both amounts were proportionately increased or decreased to compensate for the effect caused if there are more or less than 36,000,000 shares of Corniche Common Stock issued and outstanding at Closing. Thus, by way of example and not in limitation, if there are 34,000,000 shares of Corniche Common Stock issued and outstanding at the Closing, the number 640,000 in
Section 2.1 would be adjusted to 584,444 (computed as follows: (1) total "as if converted" shares of Corniche Common Stock to be issued at closing:
((64,000,000+36,000,000) times (34,000,000/36,000,000)=94,444,444, (2) Decrease in shares of Corniche Series D Preferred to be issued at closing: (a) Total decrease in "as if converted" shares: 100,000,000-94,444,444=5,555,556 "as if converted" shares of Corniche Common Stock; (b) Decrease in Corniche Series D Preferred Shares: 5,555,556/100=55,556 shares). Thus, under the aforementioned example, a total of 584,444 shares of Corniche Series D Preferred Stock and 36,000,000 shares of Corniche Common Stock times the Key Holders Percentage would be issued



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to the Principal Shareholders at Closing. Corniche shall certify to the
Strandtek Parties at Closing the number of shares of Corniche Common Stock then issued and outstanding.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         Strandtek, the Principal Shareholders and the Investor Loan Holders, solely as to their individual interests and not jointly, represent and warrant to Corniche, and Corniche represents and warrants to Strandtek, the Principal Shareholders and the Investor Loan Holders, those matters specifically set forth as being represented and warranted by them in the Supplemental Disclosure Agreement being executed simultaneously with this Agreement in the form of Appendix 3.1.

                                   ARTICLE IV

                              INTENTIONALLY OMITTED

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

         5.1 Further Actions. Strandtek and Corniche agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and each of the Parties agree to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable under the circumstances (after taking into effect all such factors as shall reasonably effect timing hereunder), the transactions contemplated by this Agreement, including (a) the obtaining of all other necessary actions or non-actions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental authorities and the making of all other necessary registrations and filings, (b) the obtaining of all consents, approvals or waivers from third parties related to or required in connection herewith that are necessary to consummate the transactions contemplated by this Agreement, (c) the closing of the Private Placement Transaction simultaneous with the closing of the property contribution and stock exchange transactions contemplated in this Agreement, (d) the taking of all action necessary to ensure that the transactions contemplated hereby and pursuant to the Private Placement Transaction constitute a non-taxable transfer of property pursuant to Section 351 of the Code, (e) the taking of all action necessary to ensure that the stock exchange transactions contemplated hereby constitutes a reorganization within the meaning of Section 368(a)(1)(B) of the Code, and (f) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Each of the Principal Shareholders and Investor Loan Holders that is a resident of the State of Florida shall take such actions as are necessary to assure the expiration of any right of rescission of such Person prior to the Closing.

         5.2 Indebtedness of Employees and Shareholders. Strandtek will cause any indebtedness in excess of an aggregate of $200,000 owing to it by any of its employees (other than salespersons' normal draw) or by its shareholders (which $200,000 amount will remain outstanding) to be paid in full at or before the Closing. Strandtek will not make any loans to employees or shareholders prior to the Closing that will result in the foregoing sentence being incorrect.


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

         5.3 Public Announcements. Unless otherwise required by applicable law, the Parties shall not make any press release or other public announcement regarding the transactions contemplated hereby or this Agreement without the prior written consent of Corniche and Strandtek, provided that Corniche and Strandtek may make such announcements that they deem necessary to comply with applicable securities laws, after prior notice to the other Parties of such announcement and a fair opportunity to comment thereon.

         5.4 Post-Closing Covenants of Corniche, Strandtek and the Principal Shareholders and Non-shareholder Loan Holders.

                  5.4.1 [Intentionally Omitted]

                  5.4.2 Strandtek shall timely provide Corniche with all audited, unaudited and pro forma financial information and other information required by Corniche (a) to timely file a current report on Form 8-K reporting its acquisition of the Strandtek Common Stock and securities from the Principal Shareholders and Non-shareholder Loan Holders, (b) to timely prepare and file its annual report on Form 10-K for its current fiscal year, and (c) to prepare and file a proxy statement with respect to the matters set forth in paragraph
5.4.4 below.

                  5.4.3 Corniche shall timely provide Strandtek with all audited, unaudited and pro forma financial information as well as all other information required by Strandtek (a) to timely file a current report on Form 8-K reporting Corniche's acquisition of the Strandtek Common Stock from the Principal Shareholders and (b) to timely prepare and file its annual report on Form 10-K for its fiscal year ended September 30, 2001.

                  5.4.4 Corniche shall, as promptly as practical following the Closing Date and in all cases within 15 days of the Closing Date, (1) schedule an annual or special shareholders meeting of the Corniche shareholders, for the purpose of (a) (i) increasing the authorized common stock of Corniche from 75,000,000 shares to 200,000,000 shares, or (ii) subject to the consent of a majority in number of the Principal Shareholders, effecting a reverse stock split to provide for sufficient authorized Corniche Common Stock to allow conversion of the Series D Preferred Stock and Series C Preferred Stock, and (b) to elect a new board of directors of Corniche. Each Principal Shareholder and Investor Loan Holder agrees to vote in favor of the matter referred to in (a) above at such meeting. Corniche agrees that it shall not issue any shares of Corniche Capital Stock, whether Corniche Common Stock or any series of preferred stock, during the time period subsequent to the Closing and prior to the holding of the aforementioned shareholders meeting and the election of a new board of directors of Corniche, except pursuant to the exercise of outstanding options and warrants.

                  5.4.5 Within 24 months after the Closing Date, Strandtek and Corniche shall take all action in accordance with the federal securities laws, the DGCL, Strandtek's Certificate of Incorporation, Strandtek's by-laws, Corniche's Certificate of Incorporation and Corniche's by-laws necessary to cause the shareholders of Strandtek other than the Principal Shareholders to receive, in exchange for all remaining Strandtek shares and options and warrants for Strandtek capital stock shares of Corniche Common Stock and options and warrants to acquire shares of Corniche Common Stock, at an exchange rate not less favorable than the exchange rate applicable to the Strandtek Common Stock under Section 2.1.


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

                  5.4.6 Registration Rights. The Principal Shareholders receiving Corniche Common Stock incident to the contribution and exchange transaction contemplated by this Agreement, and the Principal Shareholders and Investor Loan Holders receiving Series C Preferred Stock and Series D Preferred Stock incident to the contribution and exchange transaction contemplated herein will be entitled to demand registration of the Corniche Common Stock issued to them and the Corniche Common Stock issuable upon conversion of the Corniche Series C and Series D Preferred Stock as hereinafter set forth. At any time after the date that is six months following the Closing, the Principal Shareholders and Non-shareholder Loan Holders owning a majority of voting power of the Corniche Common Stock, Series C Preferred Stock and Series D Preferred Stock received at the Closing contemplated in this Agreement may deliver a notice to Corniche demanding the registration of the Corniche Common Stock received by the Principal Shareholders and the Corniche Common Stock underlying the Corniche Series C and Series D Preferred Stock. Upon the receipt of such notice, and to the extent permitted by SEC regulations, Corniche will cause a registration statement (the "Registration Statement") on the appropriate form to be promptly filed with the SEC covering the registration for resale of all of the shares of Corniche Common Stock issued (and issuable upon conversion) to the Principal Shareholders and/or Investor Loan Holders, as applicable. Corniche will use its best efforts to cause such Registration Statement to be declared effective as soon as reasonably possible after the filing thereof with the SEC, which filing shall take place no later than forty-five (45) days after Corniche's receipt of written demand requiring registration (but which shall not be required after a fiscal year end until the Form 10-K for such year has been filed. ). Corniche agrees to use its best efforts to keep the Registration Statement continuously effective and current until at least two (2) years following the date the applicable Registration Statement is declared effective. Each Principal Shareholder and/or Investor Loan Holder desiring to include shares of Corniche Common Stock in such a Registration Statement agrees to provide Corniche with all information regarding such individual that Corniche may reasonably request to include such owner's shares in the Registration Statement. All obligations and agreements of Corniche contained in this Section
5.4.6 shall be performed at Corniche's sole cost and expense.

         5.5 Affiliates of Strandtek. Strandtek shall provide Corniche with a letter specifying all of the persons or entities who, in Strandtek's opinion, may be deemed to be "affiliates" of Strandtek and who will continue to be affiliates of Corniche after the Closing. Corniche shall be entitled to place legends on the certificates evidencing any shares of the Corniche Common Stock to be received by any such "affiliate" specified in such letter and to issue appropriate stop transfer instructions to the transfer agent for the Corniche Common Stock owned by such affiliate.

         5.6 Interim Loan. Within five (5) business days after the execution of this Agreement, Corniche shall advance to Strandtek a loan of $1.0 million ($1,000,000) on an unsecured basis but personally guaranteed by Jerome Bauman, William Buckles, Jan Arnett and David Veltman (collectively, the "Guarantors") and otherwise possessing the terms set forth in Appendix 5.6 attached hereto. The guaranty by each Guarantor shall be a fractional guaranty (and not joint and several) in the amount of $250,000 each. (Such loan may be referred to hereinafter as the "Corniche/Strandtek Loan"). Such loan shall be evidenced by the note included in Appendix 5.6 and such other loan documentation as is reasonably requested by Corniche. Notwithstanding anything contained in this Agreement to the contrary, the failure of Corniche to timely fund this interim loan shall give Strandtek, the Principal Shareholders and the Investor Loan Holders the right to terminate this Agreement upon written notice to Corniche.

         5.7 Non-Taxable Treatment. Each of the Parties shall use its best efforts to cause the contribution and exchange of cash, shares, and Investor Loans hereunder to qualify as a nontaxable transfer of property to a controlled corporation under Section 351 of the Code and as a "reorganization" under
Section 368(a) of the Code. No Party shall take any action inconsistent with the treatment of the contribution of cash, Strandtek Shares and Investor Loans in exchange for Corniche Shares as a nontaxable transfer of property to a controlled corporation under Section 351 of the Code and the acquisition of Strandtek shares in exchange for Corniche voting shares as a "reorganization" under Section 368(a) of the Code.

         5.8 Access and Information. Prior to the Closing, Corniche and Strandtek shall (with personnel acceptable to the other Party as the disclosing party, which acceptance shall not be unreasonably withheld) be entitled to make or cause to be made such reasonable investigation of the disclosing party, and the financial and legal condition thereof, as it reasonably deems necessary or advisable, and each of Corniche and Strandtek, as the disclosing party, shall cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, each of Strandtek and Corniche, as the disclosing party, shall (a) permit the other Party and its agents and representatives to have reasonable access to the premises, operating systems, computer systems (hardware and software), computer equipment and books and records of the disclosing party upon reasonable notice during regular business hours, (b) furnish or cause to be furnished to the other Party such financial and operating data, forecasts, business plans, strategic plans and other data relating to Corniche, Strandtek and their businesses as the other Party shall reasonably request from time to time and (c) cause its accountants to furnish to the other Party and its accountants access to all work papers relating to any of the periods covered by financial statements provided by the disclosing party to the other Party hereunder, subject to the execution by the other Party of such reasonable and customary documentation as the disclosing party accountants shall request to be executed. Prior to the Closing, neither Corniche nor its representatives shall use any information provided to it in confidence by Strandtek for any purpose unrelated to this Agreement, and in no event shall such persons use the information provided by Strandtek competitively. Prior to the Closing, neither Strandtek nor its representatives shall use any information provided to it in confidence by Corniche for any purposes unrelated to this Agreement, and in no event shall such persons use the information provided by Corniche competitively. Except with respect to publicly available documents, in the event that this Agreement is terminated, (a) Corniche will deliver to Strandtek all documents obtained by it from Strandtek in confidence or otherwise and any copies thereof in the possession of Corniche or its agents and representatives or, at the option of Corniche, Corniche shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to Strandtek and (b) Strandtek will deliver to Corniche all documents obtained by it from Corniche in confidence or otherwise and any copies thereof in the possession of Strandtek or its agents and representatives or, at the option of Strandtek, Strandtek shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to Corniche. No investigation by Corniche or Strandtek heretofore or hereafter made shall modify or otherwise affect the conditions to the obligations of Corniche and Strandtek to consummate the transactions contemplated hereby.

         5.8 Strandtek's Affirmative Covenants. Prior to the Closing, except as otherwise expressly provided herein or except as would not result in a Strandtek Material Adverse Effect, Strandtek shall and the Principal Shareholders shall cause Strandtek to:

                  5.8.1 conduct its business only in the ordinary and regular course of business consistent with past practices;

                  5.8.2 use reasonable commercial efforts to keep in full force and effect its corporate existence and all material rights, franchises, the Strandtek Proprietary Rights (as defined in the Supplemental Disclosure Agreement) and other intellectual property rights and goodwill relating or obtaining to the business;

                  5.8.3 use reasonable commercial efforts to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and employees, and, except as previously disclosed to Corniche, continue to compensate its employees consistent with past practices;

                  5.8.4 use reasonable commercial efforts to maintain the Strandtek Proprietary Rights (as defined in the Supplemental Disclosure Agreement) and other intellectual property so as not to affect adversely the validity or enforcement thereof; maintain its other assets in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement; and in the event of any casualty, loss or damage to any of its assets, repair or replace such assets with assets of comparable quality;

                  5.8.5 maintain its books, accounts and records in accordance with GAAP;

                  5.8.6 use reasonable commercial efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to Corniche's obligation to close to be satisfied; and

                  5.8.7 promptly notify Corniche in writing if, prior to the consummation of the Closing, to its knowledge (a) any of the representations and warranties of Strandtek or the Principal Shareholders contained in the Supplement Disclosure Agreement cease to be accurate and complete in all material respects other than for changes in the ordinary course of business prior to closing or (b) Strandtek or a Principal Shareholder or Investor Loan Holder fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8.7 shall not limit or otherwise affect the remedies available hereunder to Corniche.

         5.9 Corniche's Affirmative Covenants. Prior to the Closing, except as otherwise expressly provided herein or except as would not result in an Corniche Material Adverse Effect, Corniche shall (and Corniche shall cause each of its Subsidiaries to):

                  5.9.1 use reasonable commercial efforts to keep in full force and effect its corporate existence;

                  5.9.2 maintain its books, accounts and records in accordance with GAAP;

                  5.9.3 use reasonable commercial efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to Strandtek's and the Parties' obligation to close to be satisfied; and

                  5.9.4 subject to obtaining all required information for disclosure, use all reasonable commercial efforts to obtain additional capital from the Cash Investors pursuant to the Private Placement Transaction such that at the simultaneous Closing of the transactions contemplated hereunder and the closing of the Private Placement Transaction, Corniche has $10 million of unencumbered cash (counting advances from Corniche to Strandtek pursuant to Section 5.6 as Corniche cash) (the "Cash Amount") in excess of all of Corniche's liabilities, actual or contingent, accrued or nonaccrued, and all amounts required to be paid by Corniche to redeem all of the shares of Series A Preferred Stock and Series B Preferred Stock as contemplated in Section 5.9.6 hereinafter (such that, by way of example and not in limitation, if Corniche's sole liabilities, actual or contingent, accrued or nonaccrued, at Closing are a future lease obligation in the amount of $50,000 and attorneys fees due in connection with this transaction/Agreement in the amount of $100,000 and all amounts due to redeem the Series A Preferred Stock and the Series B Preferred Stock shall have been paid, Corniche would be required to have cash in the amount of $10,150,000 at Closing to satisfy this condition).

                  5.9.5 if any "control share acquisition", "business combination", voting restriction or other form of takeover statute or regulation (collectively, "Business Combination Restraint(s)") is or shall become applicable to the transactions contemplated hereby or any shares of Corniche Common Stock, Series C Preferred Stock or Series D Preferred Stock to be issued pursuant to the stock contribution and exchange transaction, Corniche and its board of directors shall grant such approvals and take all such actions as are reasonably necessary so that the transactions contemplated hereby, including, without limitation, the conversion of the Series D Preferred Shares and Series C Preferred Shares, may be consummated as promptly as practical on the terms contemplated hereby and thereby and otherwise act to eliminate the effects of such Business Combination Restraints on the transactions contemplated hereby and thereby.

                  5.9.6 cause the conversion into Corniche Common Stock or redemption of all shares of Corniche Series A Preferred Stock and Corniche Series B Preferred Stock outstanding, such that the only Corniche Preferred Stock to be issued and outstanding at and subsequent to Closing shall be the Series C Preferred Stock and Series D Preferred Stock to be issued to the Principal Shareholders and Investor Loan Holders as contemplated in this Agreement.

                  5.9.7 promptly notify Strandtek in writing if, prior to the consummation of the Closing, to its knowledge (a) any of the representations and warranties of Corniche contained in the Supplemental Disclosure Agreement cease to be accurate and complete in all material respects or (b) Corniche fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9.7 shall not limit or otherwise affect the remedies available hereunder to Strandtek.

                  Corniche may in its discretion sell or agree to sell all or substantially all of the assets comprising the business currently being conducted by Corniche (the "Corniche Business") provided the foregoing conditions remain satisfied and adhered to.

         5.10 Strandtek's Negative Covenants. Prior to the Closing, without the prior written consent of Corniche (which consent will not be unreasonably or untimely withheld) or as otherwise expressly provided herein, Strandtek will not (and each of the Principal Shareholders will use their reasonable best efforts to prevent Strandtek from taking any such action) and Strandtek will cause its subsidiary not to:

                  5.10.1 except as previously disclosed to Corniche, take any action or omit to take any action which would result in Strandtek's (a) incurring any trade accounts payable outside of the ordinary course of business or making any commitment to purchase quantities of any item of inventory in excess of quantities normally purchased in the ordinary course of business; (b) increasing any of its indebtedness for borrowed money except in the ordinary course of business and including the expansion thereof; (c) guaranteeing the obligations of any entity not a Subsidiary of Strandtek; (d) making any purchases of products other than from entities authorized to sell or distribute such products; (e) merging or consolidating with, purchasing substantially all of the assets of, or otherwise acquiring any business or any proprietorship, firm, association, limited liability company, corporation or other business organization; (f) increasing the rate of compensation of or paying any unusual compensation to any officer, employee or consultant (other than regularly scheduled increases in base salary and annual bonuses consistent with prior practice); (g) entering into or amending any collective bargaining agreement, or creating or modifying any pension or profit-sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or any other employee benefit plan, or increasing the level of benefits under any such plan, or extending or accelerating the exercisability of any outstanding stock option or increasing or decreasing any severance or termination pay benefit or any other fringe benefit;
(h) making any representation to anyone indicating any intention of Corniche to retain, institute, or provide any employee benefit plans; (i) declaring or paying any dividend or making any distribution with respect to, or purchasing or redeeming, shares of Strandtek capital stock; (j) selling, licensing or disposing of any assets otherwise than in the ordinary course of business; (k) taking any other action, or omitting to take any action, to the extent that such action or omission is outside of the ordinary course of business; (l) granting or issuing any stock, stock option, warrant or other right to purchase any Strandtek securities (other than stock issued upon exercise of outstanding disclosed options or warrants or certificates evidencing outstanding shares already reflected on the schedules to the Supplemental Disclosure Agreement, which actions shall be permissible hereunder notwithstanding any contrary provisions of this Agreement); (m) organizing any subsidiary;

                  5.10.2 change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by GAAP as advised by Strandtek's regular independent accountants;

                  5.10.3 take any action that would likely result in the representations and warranties of Strandtek or the Principal Shareholders or the Investor Loan Holders set forth in the Supplemental Disclosure Agreement (other than representations made as of a particular date) becoming false or inaccurate in any material respect;

                  5.10.4 incur or create any Liens on any of its assets other than Liens which are incurred in the ordinary course of business;

                  5.10.5 except as contemplated herein, take any action or omit to take any action which would prejudice Corniche's rights to consummate each of the transactions contemplated by this Agreement or to compel performance of each of the obligations of Strandtek under this Agreement;

                  5.10.6 take or omit to be taken any action, or permit any of its Affiliates to take or to omit to take any action, which would reasonably be expected to result in a Strandtek Material Adverse Effect;

                  5.10.7 take any action or issue any shares of Strandtek capital stock that would result in the Principal Shareholders owning less than the Key Holders Percentage of the capital stock of Strandtek;

                  5.10.8 consummate the acquisition of any entity; or

                  5.10.9 agree or commit to take any action precluded by this
Section 5.10.

         5.11 Corniche's Negative Covenants. Prior to the Closing, without the prior written consent of Strandtek (which consent will not be unreasonably or untimely withheld) or as otherwise expressly provided herein, including in the last sentence of Section 5.9, Corniche will not and Corniche will cause its Subsidiaries not to:

                  5.11.1 except as previously disclosed to Strandtek, take any action or omit to take any action which would result in Corniche's (a) incurring any trade accounts payable outside of the ordinary course of business or making any commitment to purchase quantities of any item of inventory in excess of quantities normally purchased in the ordinary course of business; (b) increasing any of its indebtedness for borrowed money except in the ordinary course of business; (c) guaranteeing the obligations of any entity; (d) making any purchases of products other than from entities authorized to sell or distribute such products; (e) merging or consolidating with, purchasing substantially all of the assets of, or otherwise acquiring any business or any proprietorship, firm, association, limited liability company, corporation or other business organization; (f) increasing the rate of compensation of or paying any unusual compensation to any officer, employee or consultant (other than regularly scheduled increases in base salary and annual bonuses consistent with prior practice); (g) entering into or amending any collective bargaining agreement, or creating or modifying any pension or profit-sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or any other employee benefit plan, or increasing the level of benefits under any such plan, or extending or accelerating the exercisability of any outstanding stock option or increasing or decreasing any severance or termination pay benefit or any other fringe benefit;
(h) making any representation to anyone indicating any intention of Corniche to retain, institute, or provide any employee benefit plans; (i) declaring or paying any dividend or making any distribution with respect to, or purchasing or redeeming, shares of Corniche capital stock, other than the redemption of Corniche Series A Preferred Stock and Corniche Series B Preferred Stock; (j) making any capital expenditures; (k) taking any other action, or omitting to take any action, to the extent that such action or omission is outside of the ordinary course of business; (l) granting or issuing any stock, stock option, warrant or other right to purchase any Strandtek securities (other than stock issued upon exercise of outstanding disclosed options or warrants or certificates evidencing outstanding shares already reflected on the schedules to the Supplemental Disclosure Agreement); or (m ) organizing any subsidiary;

                  5.11.2 change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by GAAP as advised by Corniche's regular independent accountants;

                  5.11.3 take any action that would likely result in the representations and warranties of Corniche set forth in the Supplemental Disclosure Agreement (other than representations made as of a particular date) becoming false or inaccurate in any material respect;

                  5.11.4 except as contemplated herein, take any action or omit to take any action which would prejudice Strandtek's or the Principal Shareholders' rights to consummate each of the transactions contemplated by this Agreement or to compel performance of each of the obligations of Corniche under this Agreement;

                  5.11.5 take or omit to be taken any action, or permit any of its Affiliates to take or to omit to take any action, which would reasonably be expected to result in an Corniche Material Adverse Effect;

                  5.11.6 incur or create any Liens on any of its assets;

                  5.11.7 consummate the acquisition of any entity (by merger, combination, purchase of more than a majority of the equity of such entity or purchase 15% or more of the assets of such entity);

                  5.11.8 agree or commit to take any action precluded by this
Section 5.11; or

                  5.11.9 take any action or issue any shares of Corniche Common Stock that would result in there being more than 39,000,000 shares of Corniche Common Stock issued and outstanding as of the Closing.

         5.12 Closing Documents. Strandtek, the Principal Shareholders and the Non-shareholder Loan Holders shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to Corniche the documents or instruments described in Section 6.2, and all other documents contemplated in this Agreement to be delivered incident to the Closing or reasonably required incident to the Closing. Corniche shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to Strandtek, the Principal Shareholders and the Non-shareholder Loan Holders the documents or instruments described in Section 6.3, and all other documents contemplated in this Agreement to be delivered incident to the Closing or reasonably required incident to the Closing. All such closing documents shall be in a form reasonably acceptable to the respective legal counsel of the Parties.

         5.13 No Solicitation. Strandtek and each of the Principal Shareholders agrees that, during the term of this Agreement, it shall not, and it, and Strandtek shall cause its officers, employees, agents or representatives, not to, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Strandtek, or acquisition of any capital stock of Strandtek (other than upon exercise of options or warrants heretofore disclosed to Corniche by Strandtek) or 15% or more of the assets of

Strandtek in a single transaction or a series of related transactions, or any acquisition by Strandtek of any material assets or capital stock of any other Person, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any Person (other than Corniche, or its respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the stock exchange or any other transactions contemplated by this Agreement. Strandtek will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction. Notwithstanding any of the foregoing provisions of this Section 5.13 to the contrary, nothing contained in this Section 5.13 shall prohibit or inhibit the Board of Directors of Strandtek from discharging its fiduciary duties vis-a-vis Strandtek in their role as directors as determined in good faith after consultation with its outside legal counsel; but, provided all terms and conditions contained in this Agreement to the Principal Shareholders' and Non-shareholder Loan Holders' obligations to close have been satisfied, the Principal Shareholders and Non-shareholder Loan Holders must nonetheless proceed with the stock exchange regardless of any position taken by such persons in their capacities as directors, and Strandtek may not hinder the individuals from exchanging their Strandtek stock and notes with Corniche or otherwise seek to cause the Principal Shareholders of Non-shareholder Loan Holders to breach their obligations hereunder.

         5.14 Environmental Matters. Prior to the Closing, Corniche shall have the right, at its expense, to make such environmental studies of each of the premises at which Strandtek conducts business (the "Premises"), including reviewing records, inspecting the properties and testing the air, subsoil, groundwater and building materials at the Premises, or otherwise obtain environmental data from Strandtek as it deems necessary to determine whether the Premises are in compliance with all applicable Environmental Laws and whether any Regulated Substances are present at the Premises, and Corniche shall indemnify and hold Strandtek and its Subsidiaries harmless from any loss, cost or damage proximately caused by such inspection.

                                   ARTICLE VI

                                   CONDITIONS

         6.1 Conditions to the Obligations of Each Party. The obligations of each Party to consummate the stock exchange contemplated hereby shall be subject to the satisfaction of the following conditions:

                  6.1.1 No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect, which would prohibit consummation of the transactions contemplated by this Agreement or would result in a Combined Material Adverse Effect upon consummation of such transactions.

                  6.1.2 There shall not be pending any legal proceeding by any governmental authority or other third party (i) challenging or seeking to restrain or prohibit the consummation of this Agreement, (ii) seeking to prohibit or limit the ownership or operation by Strandtek, Corniche or any Subsidiary of Corniche or Strandtek of, or to compel Strandtek, Corniche or any Subsidiary of Corniche or Strandtek to dispose of or hold separate, any material portion of the business or assets of Strandtek, Corniche or any Subsidiary of Corniche or Strandtek, as a result of the transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Corniche to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of Strandtek, including the right to vote such capital stock on all matters properly presented to the shareholders of Strandtek, (iv) seeking to impose limitations on the ability of the Principal Shareholders and/or Non-shareholder Loan Holders to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of Corniche, including the right to vote such capital stock on all matters properly presented to the shareholders of Corniche, (v) seeking to prohibit Corniche or any Subsidiary of Corniche or Strandtek from effectively controlling in any material respect the business or operations of Corniche or the Subsidiaries of Corniche or Strandtek or (vi) threatening the imposition of any action which would result in a Combined Material Adverse Effect upon consummation of the transactions contemplated by this Agreement.

         6.2 Conditions to Corniche's Obligations. The obligations of Corniche to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

                  6.2.1 The representations and warranties of Strandtek, the Principal Shareholders and the Investor Loan Holders as applicable, set forth in the Supplemental Disclosure Agreement shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date).

                  6.2.2 Strandtek, the Principal Shareholders and the Investor Loan Holders shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Closing.

                  6.2.3 Strandtek shall have (a) filed with the SEC its Annual Reports on Form 10-K for the years ended September 30, 1998, 1999, 2000 and 2001 and all Quarterly Reports on Form 10-Q for the quarters ended December 31, 2000, March 31, 2001 and June 30, 2001 and any other reports required to be filed for periods after September 30, 2001, and (b) filed all federal and state tax returns due as of or prior to the Closing Date, which returns shall show no material liabilities due to any taxing authority and net operating losses consistent with prior disclosures to Corniche. Since September 30, 2000, there shall not have occurred, nor shall Corniche have discovered in its continued due diligence any act, event or omission resulting in an Strandtek Material Adverse Effect, nor any loss or damage to the assets of Strandtek, whether or not insured, which materially affects the ability of Strandtek to conduct it businesses. Corniche shall have received a certificate (executed by the President or a Vice-President of Strandtek to such officer's best knowledge), dated as of the Closing Date, to the foregoing effect and to the further effect that any liabilities of Strandtek at the date hereof which were not reflected on the Current Balance Sheet (as defined in the Supplemental Disclosure Agreement) are either (a) liabilities or obligations incurred in the ordinary course of business and consistent with past practice since the date of the Current Balance Sheet that would not, singly or in the aggregate, be reasonably expected to have an Strandtek Material Adverse Effect or (b) liabilities contemplated by this Agreement.

                  6.2.4 All material authorizations, consents, waivers, approvals or other actions required in connection with the execution, delivery and performance of this Agreement by Strandtek and Corniche and the consummation by Strandtek and Corniche of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. Strandtek and Corniche shall have obtained any authorizations, consents, waivers, approvals or other actions required to prevent a material breach or default by Strandtek, Corniche or any Subsidiary of Corniche or Strandtek under any material contract to which Strandtek, Corniche or any Subsidiary of Corniche or Strandtek is a party or for the continuation of any material agreement to which Strandtek, Corniche or any Subsidiary of Corniche or Strandtek is a party. In particular, Strandtek shall have obtained the consent of all customers, lenders and lessors, including those listed on Schedule 3.19.2 to the Supplemental Disclosure Agreement, without any material cost or adverse change in contract terms, including but not limited to any acceleration of the obligations owed to any such Persons.

                  6.2.5 There shall not be pending any legal proceedings relating to Strandtek which have a reasonable likelihood of being determined adversely to Strandtek and, if so determined, would be reasonably likely to have an Combined Material Adverse Effect after the Closing.

                  6.2.6 Prior to or at the Closing, Strandtek, the Principal Shareholders and the Investor Loan Holders shall have delivered such other closing documents as shall be reasonably requested by Corniche in form and substance acceptable to Corniche (which acceptance shall not be unreasonably withheld), including the following:

                           6.2.6.1 a certificate of the President or
Vice-President of Strandtek, dated the Closing Date, to the effect that (1) the person signing such certificate is familiar with this Agreement, (2) with respect to Strandtek, the conditions specified in Section 6.2.1, 6.2.2 and 6.2.9 have been satisfied or identifying any exceptions (in which case Corniche may refuse to close based on any such exceptions), and (3) with respect to the Principal Shareholders and Investor Loan Holders, to the knowledge of such person, the conditions specified in Section 6.2.1 and 6.2.2 have been satisfied or identifying any exceptions (in which case Corniche may refuse to close based on such exceptions);

                           6.2.6.2 a certificate of the Secretary or Assistant
Secretary of Strandtek, dated the Closing Date, as to the incumbency of any officer of such entity executing this Agreement;

                           6.2.6.3 a certified copy of (1) the Certificate of
Incorporation and by-laws of Strandtek and all amendments thereto, and (2) the resolutions of Strandtek's Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

                           6.2.6.4 good standing certificates with respect to
Strandtek from such jurisdictions as Corniche shall reasonably designate;

                           6.2.6.5 share certificates for the shares being
exchanged hereunder, free and clear of all Liens, duly endorsed by the Principal Shareholders and accompanied by duly executed stock powers in form sufficient to permit transfer of all such shares to Corniche;

                           6.2.6.6 evidence of the Investor Loans duly
surrendered for cancellation by the Investor Loan Holders; and

                           6.2.6.7 a certificate of each Principal Shareholder
and Investor Loan Holder, which certificates shall not survive Closing, to the effect that the conditions specified in Sections 6.2.1 and 6.2.2 with respect to such Principal Shareholder or Investor Loan Holder have been satisfied or identifying any exceptions (in which case Corniche may refuse to close based on any such exceptions).

                  6.2.7 Strandtek Loans.

                           6.2.7.1 The aggregate indebtedness of Strandtek at
the Closing Date to banks and other financial institutions (including interest owed and unpaid thereon) and the principal amount of "Investor Loans" (excluding the Corniche/Strandtek Loans, accrued and unpaid interest on the Investor Loans, accounts payable, accrued expenses and the like) shall be less than $34 million in the aggregate. Strandtek and the Investor Loan Holders represent that the current amount due with respect to the Investor Loans described above is as set forth on Appendix 2.1.

                           6.2.7.2 The aggregate principal indebtedness
(excluding accrued and unpaid interest on the Investor Loans) of Strandtek due at the Closing Date to the Investor Loan Holders (the "Investor Loans") shall be equal to or less than $22 million (after the Strandtek repayments contemplated in Section 6.3.9). Strandtek and the Investor Loan Holders represent that the current indebtedness of Strandtek to such individuals is as set forth in Section
3.2.3 of the Strandtek Disclosure Schedules.

                  6.2.8      Options and Warrants:

                           6.2.8.1 Except for Ron Basar, who will continue to
own 150,000 Strandtek Series B Warrants and 150,000 Strandtek Series C Warrants, each Principal Shareholder and Investor Loan Holder shall have exercised or canceled all options, warrants, or other securities convertible into, or exchangeable or exercisable for Strandtek Capital Stock.

                           6.2.8.2 There shall be outstanding no options,
warrants, or other securities convertible into, or exchangeable or exercisable for Strandtek Capital Stock, except as set forth on Schedule 3.2.2 to the Supplemental Agreement, as follows -- up to 500,000 Series A Warrants exerciseable at $.41 per share (with an expiration date of no later than September 30, 2004), up to 300,000 Series B warrants exercisable at $.81 per share, and up to 300,000 Series C warrants exercisable at $1.22 per share.

                  6.2.9 Affiliate Agreements. All transactions and agreements between Strandtek and its Affiliates (including the Principal Shareholders and their Affiliates) have been terminated except the Management Agreement fully described in Schedule 3.3.3 to the Supplemental Disclosure Agreement and the group insurance trust, each of which shall continue and annual salaries of

$25,000, $45,000 and $45,000 shall continue to be paid to Messrs. Bauman, Buckles and Veltman until new chief executive and chief financial officers are elected.

         6.3 Conditions to Strandtek's, the Principal Shareholders' and Investor Loan Holders' Obligations. The obligations of the Strandtek, the Principal Shareholders and the Investor Loan Holders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

                  6.3.1 The representations and warranties of Corniche set forth in Supplemental Disclosure Agreement shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date).

                  6.3.2 Corniche shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by Corniche under this Agreement at or prior to the Closing, including, without limitation, the redemption of the Corniche Series A Preferred Stock and the redemption and/or conversion into Corniche Common Stock of the Corniche Series B Preferred Stock, and the delivery to the Principal Shareholders and the Investor Loan Holders of the Corniche Common Stock, Corniche Series D Preferred Stock, and Corniche Series C Preferred Stock, respectively, to which they are entitled to pursuant to the terms hereof, such that the only capital stock of Corniche outstanding as of the Closing Date shall be shares of stock determined under Section 351 of the Code to be voting stock of Corniche.

                  6.3.3 Since September 30, 2001 (the date of Corniche's most recent filed Form 10-Q) there shall not have occurred, nor shall the Strandtek Parties have discovered in their continued due diligence, any act, event or omission resulting in an Corniche Material Adverse Effect, nor any loss or damage to the assets of Corniche, whether or not insured, which materially affects the ability of Corniche to conduct its business. Strandtek shall have received a certificate (executed by the President or a Vice-President of Corniche to such officer's best knowledge), dated as of the Closing Date, to the foregoing effect and to the further effect that there are no liabilities, actual or contingent, accrued or unaccrued, of Corniche at the Closing Date which were not reflected on the Current Balance Sheet (as defined in the Supplemental Disclosure Agreement), or disclosing any such liabilities, actual or contingent, accrued or unaccrued, not reflected on the Current Balance Sheet of Corniche.

                  6.3.4 All material authorizations, consents, waivers, approvals or other actions required in connection with the execution, delivery and performance of this Agreement by Strandtek and Corniche and the consummation by Strandtek and Corniche of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. Strandtek and Corniche shall have obtained any authorizations, consents, waivers, approvals or other actions required to prevent a material breach or default by Strandtek, Corniche or any Subsidiary of Corniche or Strandtek under any material contract to which Strandtek, Corniche or any Subsidiary of Corniche or Strandtek is a party or for the continuation of any material agreement to which Strandtek, Corniche or any Subsidiary of Corniche or Strandtek is a party.

                  6.3.5 There shall not be pending any legal proceedings relating to Corniche which have a reasonable likelihood of being determined adversely to Corniche and, if so determined, would be reasonably likely to have an Combined Material Adverse Effect after the Closing.

                  6.3.6 Prior to or at the Closing, Corniche shall have delivered such other closing documents as shall be reasonably requested by Strandtek in form and substance acceptable to Strandtek (which acceptance shall not be unreasonably withheld), including the following:

                           6.3.6.1 a certificate of the President or a Vice
President of Corniche, dated the Closing Date, to the effect that (1) the person signing such certificate is familiar with this Agreement and (2) the conditions specified in Sections 6.3.1 and 6.3.2 have been satisfied or identifying any exceptions (in which case Strandtek, the Principal Shareholders and the Investor Loan Holders each may refuse to close based on any such exceptions);

                           6.3.6.2 a certificate of the Secretary or Assistant
Secretary of Corniche dated the Closing Date, as to the incumbency of any officer of Corniche executing this Agreement;

                           6.3.6.3 a certified copy of (1) the Restated
Certificate of Incorporation and by-laws of Corniche and all amendments thereto, and (2) the resolutions of Corniche's Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

                           6.3.6.4 good standing certificates with respect to
Corniche from such jurisdictions as Strandtek shall reasonably designate; and

                           6.3.6.5 share certificates for the shares being
issued hereunder, free and clear of all Liens, duly authorized and issued, fully paid and non-assessable, and free from any voting limitations and/or restrictions and/or Business Combination Restraints.

                  6.3.7 Corniche shall simultaneously close the Private Placement Transaction and as a result thereof shall have unencumbered cash and cash equivalents in excess of all Corniche liabilities, actual or contingent, accrued or unaccrued, and after payment of all amounts required to be paid to redeem to Corniche Series A Preferred Stock and Corniche Series B Preferred Stock, of not less than the Cash Amount as of the Closing Date (such that, by way of example and not in limitation, if Corniche's sole liabilities, actual or contingent, accrued or unaccrued, at Closing are a future lease obligation in the amount of $50,000 and attorney fees due in connection with this transaction/Agreement in the amount of $100,000 and all amounts due to redeem the Series A Preferred Stock and the Series B Preferred Stock have been paid, Corniche would be required to have cash in the amount of $10,150,000 at Closing to satisfy this condition).

                  6.3.8 There shall be no Corniche preferred stock issued or outstanding at or subsequent to the Closing Date other than the Series C Preferred Stock and Series D Preferred Stock to be issued to the Principal Shareholders and Investor Loan Holders as contemplated in this Agreement. The Principal Shareholders, Non-shareholder Loan Holders and Cash Investors shall receive as of the Closing at least eighty percent (80%) of the total combined voting power of all classes of stock of Corniche entitled to vote, and Corniche shall not have any other class of stock outstanding as of the Closing.

                  6.3.9 The Investor Loan Holders and the Principal Shareholders and/or their affiliates shall have received payment from Strandtek for all accrued and unpaid interest owed to them and Mssrs. Bauman, Buckles and Veltman shall have received payment for all compensation owed to them, in an aggregate amount not to exceed $2.5 million for such interest and compensation, and, Mr. Buckles (as to $21,000) and Mr. David Veltman (as to the remainder) shall have received payment of the amount by which the principal balance of the Investor Loans exceeds $22 million.

                  6.3.10 Strandtek, the Principal Shareholder and the Investor loan Holders shall have received a tax opinion from Ernst & Young, LLP in form and content acceptable to them opining that the stock exchange transactions contemplated by this Agreement constitute a non-taxable transfer of property to a controlled corporation pursuant to the provisions of Section 351 of the Code.

                  6.3.11 There shall be outstanding no more than 780,500 options, warrants or other securities convertible into, or exchangeable for Corniche capital stock, common or preferred. No such options, warrants or securities have an exercise conversion or exchange price less than $.31.

                  6.3.12 There shall be no more than 39,000,000 shares of Corniche Common Stock issued and outstanding as of the Closing Date.

         6.4 By closing, each Party shall be deemed to have irrevocably represented and warranted that they have, with respect to any (a) covenants to be performed by other Parties prior to Closing (but not with respect to covenants or agreements to be performed post Closing) and (b) conditions applicable to their obligation to close, waived or verified compliance with all such covenants to be performed prior to Closing and such closing conditions, and no such matters shall be a basis for any subsequent claims by any such Party, except for claims based on fraud. All such covenants and agreements to be performed post Closing shall survive the Closing for an indefinite period of time.

                                   ARTICLE VII

                            AMENDMENT AND TERMINATION

         7.1 Amendment. This Agreement may be amended by the Parties, in the case of Corniche or Strandtek, by action taken or authorized by their respective Boards of Directors (or authorized Executive Committees thereof).
Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

         7.2 Extension; Waiver. At any time prior to the Closing Date, Corniche (with respect to Strandtek, the Principal Shareholders and the Investor Loan Holders (collectively, the "Strandtek Parties") and the Strandtek Parties (with respect to Corniche) by action taken or authorized individually by them, or by their respective Boards of Directors (or authorized Executive Committees thereof) in the case of Corniche and Strandtek, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party except as otherwise provided to the contrary in this Agreement.

         7.3 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  7.3.1 by mutual written consent of Corniche and the Strandtek Parties;

                  7.3.2 by either Corniche or the Strandtek Parties if there shall be any law or regulation that, as supported by the written opinion of legal counsel, makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent governmental authority enjoining Corniche or any of the Strandtek Parties from consummating the transactions contemplated hereby shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

                  7.3.3 by either Corniche or the Strandtek Parties if the transactions hereunder shall not have been consummated on or before January 30, 2002 (the "Outside Date");

                  7.3.4 by Corniche or the Strandtek Parties if, at or before the completion of the Closing, it shall have discovered that any representation or warranty made in this Agreement or in the Supplemental Disclosure Agreement for its benefit, or in any certificate, exhibit or document furnished to it pursuant to this Agreement, is untrue in any material respect (other than representations and warranties which are qualified as to materiality, which representations and warranties will give rise to termination if untrue in any respect); provided, however, that in order to terminate this Agreement under this Section 7.3.4, the terminating Party shall, upon discovery of such a breach or default, give written notice thereof to the breaching or defaulting Party and the latter shall fail to cure the breach or default by the earlier of thirty
(30) calendar days after receipt of such notice or the day immediately prior to the Outside Date;

                  7.3.5 by Corniche if any of the Strandtek Parties shall have defaulted in the performance of any material obligation under this Agreement; provided, however, that in order to terminate this Agreement under this Section 7.3.5, Corniche shall, upon discovery of such a breach or default, give written notice thereof to Strandtek and the Principal Shareholders and Strandtek or the Principal Shareholders shall fail to cure the breach or default by the earlier of thirty (30) calendar days after receipt of such notice or the day immediately prior to the Outside Date;

                  7.3.6 by the Strandtek Parties, if Corniche shall have defaulted in the performance of any material obligation under this Agreement; provided, however, that in order to terminate this Agreement under this Section
7.3.6 with respect to any breach other than a breach of Section 5.6, the Strandtek Parties shall, upon discovery of such a breach or default, give written notice thereof to Corniche and Corniche shall fail to cure the breach or default by the earlier of thirty (30) calendar days after receipt of such notice or the day immediately prior to the Outside Date;

                  7.3.7 by Corniche or the Strandtek Parties if any authorization, consent, waiver or approval required for the consummation of the transactions contemplated hereby shall require the divestiture or cessation of any of the present business or operations conducted by Corniche, its Subsidiaries or Strandtek or its Subsidiaries, or shall impose any other condition or requirement, which divestiture, cessation, condition or requirement would constitute a Combined Material Adverse Effect upon consummation of the transactions contemplated by this Agreement;

                  7.3.8 by Corniche, in the event that any of the conditions to its obligations set forth in Article VI have not been satisfied or waived by the Outside Date or in the event that any such condition cannot possibly be satisfied prior to the Outside Date; or

                  7.3.9 by the Strandtek Parties, in the event that any of the conditions to its obligations set forth in Article VI have not been satisfied or waived by the Outside Date or in the event that any such condition cannot possibly be satisfied prior to the Outside Date.

         7.4 Effect of Non-compliance or Failure to Satisfy Conditions. In the event any Party fails to comply or satisfy any of its covenants and agreements to be performed prior to the Closing Date as herein provided, or if any Party's representations and warranties hereunder or pursuant to the Supplemental Disclosure Agreement shall be inaccurate in any respect, (hereinafter, any such Party whose covenants, agreements, representations or warranties may not be satisfied or accurate at the Closing Date may be referred to as a "Defaulting Party" and all other Parties may be hereinafter referred to as the "Non-Defaulting Party"), or if any conditions to a Party's obligation to close the transactions contemplated in this Agreement are not satisfied prior to the Closing Date, the Non-Defaulting Party's sole rights and remedies (or the applicable Party's sole rights and remedies, in the case of a failure to satisfy any condition to such Party's obligation to close) shall be either to (a) waive any such non-compliance with such covenants, agreements, representations, warranties and conditions and any claim to damages on account thereof and complete the transactions contemplated in this Agreement subject to all such waivers, inaccuracies and defects and without any liability for such inaccuracies or defects and without any abatement of the consideration to be exchanged hereunder, or (b) notify the Defaulting Party and other Parties that it elects not to complete the transactions contemplated by this Agreement, in which event of termination all rights and liabilities of the Parties each to the other pursuant to this Agreement and any documents executed in connection herewith, except for any provisions relating to the confidentiality obligations of the Parties to each other and the provisions of Section 9.9, shall end and terminate without liability to the others. The aforementioned options provided to a Non-Defaulting Party, or a Party whose conditions to Closing have not been satisfied, in the event of any such defect, matter, condition or item are the sole and exclusive remedy of such Non-Defaulting Party (or Party whose conditions to Closing have not been satisfied) with respect to any such matters, and in no event shall a Party have the right to seek damages or specific performance from another Party on account thereof, all such rights and claims being hereby irrevocably waived and released. Notwithstanding any of the provisions of this Section 7.4 to the contrary, if Closing occurs, all covenants and agreements to be performed post-Closing shall survive the Closing for an indefinite period of time and shall be enforceable by the applicable Parties.

                                  ARTICLE VIII

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         8.1 Survival of Representations and Warranties. Other than the representations of the Principal Shareholders and the Investor Loan Holders contained in Sections 4.1 through 4.14 of the Supplemental Disclosure Agreement, the representations of Strandtek pursuant to Section 3.2.1 and 3.2.2 of the Supplemental Disclosure Agreement, and the representations of Corniche pursuant to Section 5.2.1 and 5.2.2, and 5.26 of the Supplemental Disclosure Agreement, as such representations are modified and updated as of the Closing Date, which representations shall survive the Closing for an indefinite period, all representations and warranties provided for herein or in the Supplemental Disclosure Agreement shall not survive the Closing, and by Closing each Party shall be deemed to have satisfied itself as to the accuracy of any such other representations and warranties made by other Parties and/or waived any inaccuracies contained therein, and no such other representations or warranties shall be the basis for any claim by a Party against the others subsequent to the Closing Date except for claims based on fraud.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by telecopy, by overnight courier or sent by certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or if mailed, three calendar days after the date of mailing, as follows (or at such other address for a Party as shall be specified by like notice):

                  9.1.1 if to Corniche:

                        Mr. James Fyfe
                        Corniche Group Incorporated
                        22 James's Square
                        London, England SW1Y4LB
                        Telephone: (44) 207-839-2042
                        with a copy (which shall not constitute notice) to:

                        Alan Wovsaniker, Esq.
                        Lowenstein Sandler PC
                        65 Livingston Avenue
                        Roseland, NJ 07068
                        Telephone: 973-597-2500
                        Telecopy: 973-597-2400

                  9.1.2 if to Strandtek:

                        Strandtek International, Inc.
                        2294 Northwest 55th Street
                        Boca Raton, FL 33496
                        Attention: Jerome Bauman
                        Telephone: 561-997-9525
                        Telecopy:

                        and

                        Strandtek International, Inc.
                        455 N. Indian Rocks Road
                        Belleair Bluffs, FL 33770
                        Attention: William G. Buckles, Jr.
                        Telephone: 727-585-6333
                        Telecopy: 727-581-6107

                  with a copy (which shall not constitute notice) to:

                        Morris LeCompte, Esq.
                        Morris A. LeCompte, P.A.
                        100 Second Avenue South
                        St. Petersburg, FL 33701
                        Telephone: 727-823-5000 x 1011
                        Telecopy: 727-894-1023

                  9.1.3 if to the Principal Shareholders or the Non-shareholder Loan Holders:

                        To their respective addresses indicated on the signature pages hereto with a copy (which shall not constitute notice) to:

                        Morris A. LeCompte, Esq.
                        Morris A. LeCompte, P.A.
                        100 Second Avenue South
                        St. Petersburg, FL 33701
                        Telephone: 727-823-5000 x 1011
                        Telecopy: 727-894-1023

         9.2 Interpretation. When a reference is made in this Agreement to an Article, Section or Paragraph, such reference shall be to an Article, Section or Paragraph of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.3 Counterparts; Telecopied Signatures. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The Parties may execute more than one copy of the Agreement, each of which shall constitute an original. A signed signature page telecopied by one Party to another Party shall be deemed to constitute an original.

         9.4 Entire Agreement. This Agreement (including the appendices, documents and other instruments referred to herein), the Supplemental Disclosure Agreement and the Confidentiality and Non-Disclosure Agreements between Strandtek and Corniche dated on or about July 16, 2001 previously executed and delivered by the Parties constitute the entire agreement among the Parties and supersede all prior agreements and understandings, arrangements or representations by or among the Parties, written and oral, with respect to the subject matter hereof and thereof.

         9.5 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

         9.6 Governing Law. Except to the extent that the laws of the jurisdiction of organization of any Party, or any other jurisdiction, are mandatorily applicable to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

         9.7 No Trial by Jury.

                  9.7.1 Each of the Parties irrevocably consents to the service of any summons and complaint and any other process in any action or proceeding relating to the transactions contemplated hereby, on behalf of itself or its property, by the delivery of copies of such process to such Party in the same manner as notice is to be provided pursuant to Section 9.1. Nothing in this
Section 9.7.1 shall affect the right of any Party hereto to serve legal process in any other manner permitted by law.

                  9.7.2 Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect to any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such Party understands and has considered the implications of this waiver, (iii) each such Party makes this waiver voluntarily, and (iv) each such Party has been induced to enter into this Agreement by the waivers and certifications in this
Section 9.7.2.

         9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         9.9 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expenses.

         9.10 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

         9.11 No Strict Construction. Each of Corniche and the Strandtek Parties acknowledge that this Agreement has been prepared jointly by the Parties and that there shall not be a presumption that ambiguities shall be construed against any Party by virtue of this Agreement's preparation.

         9.12 Knowledge. Any representation made herein or in the Supplemental Disclosure Agreement which is qualified by the knowledge of, or notice given to, Strandtek shall refer to the actual knowledge of, or notice actually given to, any of the executive officers of Strandtek, after reasonable inquiry by such executive officers. Any representation made herein or in the Supplemental Disclosure Agreement which is qualified by the knowledge of, or notice given to, Corniche shall refer to the actual knowledge of, or notice actually given to, any of the executive officers of Corniche, after reasonable inquiry by such executive officers. Any representation made herein or pursuant to any document or certificate contemplated herein which is qualified by the knowledge of, or notice given to, the Principal Shareholders or Non-shareholder Loan Holders shall refer to the actual knowledge of such individual, without any duty of inquiry.





                            (Signature Page Follows)

         IN WITNESS WHEREOF, Corniche, Strandtek, each of the Principal Shareholders and the Non-shareholder Loan Holders have signed this Agreement as of the date first written above.

                                               CORNICHE GROUP INCORPORATED


                                               By: /s/ James Fyfe
                                                   -----------------------------
                                                       Name: James Fyfe
                                                       Title: Chairman


                                               STRANDTEK INTERNATIONAL, INC.


                                               By: /s/ Jerome Bauman
                                                   -----------------------------
                                                       Name: Jerome Bauman
                                                       Title: President


                                               PRINCIPAL SHAREHOLDERS:

/s/ David Veltman                              /s/ Jerome Bauman
---------------------------                    ---------------------------------
David Veltman                                  Jerome Bauman
455 N. Indian Rocks Road                       2294 Northwest 55th Street
Belleair Bluffs, FL 33770                      Boca Raton, FL 33496

/s/ Greg Veltman                               /s/ Jan Arnett
---------------------------                    ---------------------------------
Greg Veltman                                   Jan Arnett
455 N. Indian Rocks Road                       Longwood Road
Belleair Bluffs, FL 33770                      Sands Point, NJ 11050

/s/ Sheila Duffy                               /s/ William G. Buckles, Jr.
---------------------------                    ---------------------------------
Sheila Duffy                                   William G. Buckles, Jr.
455 N. Indian Rocks Road                       455 N. Indian Rocks Road
Belleair Bluffs, FL 33770                      Belleair Bluffs, FL  33770

/s/ Craig Babcock                              /s/ Phil Palm
---------------------------                    ---------------------------------
Craig Babcock                                  Phil Palm
c/o Desert Institute of Physical Therapy       455 N. Suite A
15953 Greenway Hayden                          Belleair Bluffs, FL 33770
Scottsdale, AZ  85260

          First signature page to Stock Contribution Exchange Agreement

/s/ Ray Juska                                  /s/ Mike Barody
---------------------------                    ---------------------------------
Ray Juska                                      Mike Barody
17 Marion Drive                                5 Surcingle Road
East Lynne, CT 06333                           Queensbury, NY 12804


/s/ Ron Basar
---------------------------
Ron Basar
912 Shambliss Lane
Buffalo Grove, IL


NON-SHAREHOLDER LOAN HOLDERS


/s/ Preston Whaley                             /s/ Clifford Chapman
---------------------------                    ---------------------------------
Preston Whaley                                 Clifford Chapman
2043 79th Street W.                            P. O. Box 14760
Bradenton, FL 34209                            Bradenton, FL 34280-4760



         Second signature page to Stock Contribution Exchange Agreement

LIST OF APPENDICES

Certificate of Designation                                   Appendix 1.1
  for Corniche Series C Preferred Stock

Certificate of Designation for                               Appendix 1.2
  Corniche Series D Preferred Stock

Security Holdings of Strandtek and Exchange                  Appendix 2.1
  Ratios

Form of Supplemental Disclosure                              Appendix 3.1
  Agreement

Form of Guaranteed Note                                      Appendix 5.6

                   [STRANDTEK INTERNATIONAL, INC. LETTERHEAD]


February 11, 2002



Mr. James Fyfe
Corniche Group Incorporated
22 James's Square
London, England

            Re:     Amendment and Waiver
                    Stock Contribution Exchange Agreement

Dear Mr. Fyfe:

This will confirm our conversations with respect to the Stock Contribution Exchange Agreement dated January 7, 2002 between Corniche Group Incorporated ("Corniche"), StrandTek International, Inc. ("StrandTek") and the Principal Shareholders and Non-shareholder Loan Holders (the "Agreement"). Capitalized terms used in this letter without definition shall have the respective meanings given to them in the Agreement, and references to Section (s) without further definition shall be to the applicable Section(s) of the Agreement.

You have advised us that to satisfy the financing contingency in the Agreement, you intended to commence a private placement seeking to sell 16,500,000 shares of Corniche Common Stock at a price of 70(cent) per share. You have also shown us a draft of your private placement memo. Based on those numbers, and the time needed to complete the private placement and redeem the Corniche Series A Preferred Stock, you would not have been able to satisfy the following conditions in the Agreement:

o the condition in Section 6.3.12 that there be no more than 39 million shares of Corniche Common Stock outstanding as of the Closing Date (excluding shares to be issued to the StrandTek Parties under the Agreement); and

o    the condition that the closing occur by January 30, 2002.

You have indicated that you do not want to include in the private placement memorandum a risk that the transaction may not be consummated on account of the failure of these conditions to be satisfied, and we would not want that result either, as we still desire to proceed with the transaction contemplated by the Agreement. In light of the delay in the closing, we have further discussed and agreed that certain other modifications to the Agreement are appropriate, and Corniche and the StrandTek Parties have agreed to execute this letter agreement to evidence our agreement in regard to such modifications and changes. Accordingly, Corniche and the StrandTek Parties have agreed to the following modifications and changes to the Agreement:

1. Corniche shall attempt to raise additional equity financing to better capitalize the combined enterprise after closing and accordingly the private placement shall be for a minimum of 16,500,000 shares and a maximum of 23,500,000 shares of Corniche Common Stock, all at a price of $.70 per share.

2. Any shares of Corniche Common Stock sold under the private placement at $.70 per share in excess of the amount necessary for Corniche to satisfy Sections
5.9.4 and 6.3.7 as reflected in the Agreement will not cause any increase in the number of shares of Corniche Common Stock or Corniche Series D Preferred Stock to be received by the StrandTek Parties under the Agreement, nor in any way be used or factored into the adjustment formula of Section 2.5 of the Agreement. Of course, such issued and outstanding shares of Corniche Common Stock for purposes of the Section 2.5 adjustment shall include all shares of Corniche Common Stock issued or issuable in connection with the Agreement (other than those shares of Corniche Common Stock to be issued to the StrandTek Parties) and pursuant to the private placement (other than those shares of Corniche Common Stock sold under the private placement at $.70 per share in excess of the amount of such shares sold that are necessary to satisfy Sections 5.9.4 and 6.3.7 as reflected in the Agreement), and shall specifically include, without limitation, those shares of Corniche Common Stock to be issued at Closing to Messrs. Fyfe, Harrison and Cohen as reflected in Section 5.2 of the Corniche Disclosure Schedule and those shares of Corniche Common Stock contemplated to be issued to Cash Investors (but only in the amount of shares sold necessary for Corniche to satisfy Sections
5.9.4 and 6.3.7 as reflected in the Agreement) and Corniche's broker incident to the private placement. Corniche further agrees that it shall also possess at Closing all of the net proceeds received from the sale of shares of Corniche Common Stock that are not used or factored into the adjustment formula of
Section 2.5 of the Agreement pursuant to the foregoing provisions of this paragraph.

3. The Outside Date shall be extended to March 15, 2002, in order to allow enough time to consummate the private placement and effect the redemption of the Series A Preferred Stock. The StrandTek Parties also agree to waive any default or condition precedent under Sections 5.11.9 and 6.3.12 (and other like provisions of the Agreement and Supplemental Disclosure Agreement), so long as at Closing there are no more than 47.5 million shares of Corniche Common Stock outstanding (as computed after the issuance of all shares of Corniche Common Stock as contemplated in the Agreement and private placement, other than the StrandTek Parties under the terms of the Agreement).

4. Corniche and the StrandTek Parties have further agreed that:

         (a) Corniche shall provide an additional $250,000 of interim financing to StrandTek promptly after the date of execution of this letter agreement, to be evidenced by a promissory note in mutually agreeable form. StrandTek shall use the proceeds of the loan for working capital and not for the repayment of any sums due to Investor Loan Holders.

         (b) The existing promissory note executed by StrandTek, among others, in favor of Corniche in the amount of $1,000,000 pursuant to Section 5.6 shall not be due or payable until 45 days after the termination of the Agreement.

         (c) StrandTek shall not be required by reason of the Agreement to file a Form 10-KSB for its fiscal year ended September 30, 1998, and StrandTek shall be required to file a Form 10-Q for its fiscal quarter ending December 31, 2000 only in the event the Closing occurs and it is reasonably determined that StrandTek is required to file such Form 10-Q.

         (d) Corniche agrees to waive any default or condition precedent under
Section 6.2.7 (and other like provisions of the Agreement and Supplemental Disclosure Agreement) so long as the aggregate indebtedness at Closing of StrandTek referenced in Section 6.2.7.1 is less than $35.5 million in the aggregate. Corniche further agrees that the StrandTek Parties shall be entitled to adjust the respective amount of principal to be repaid to each of the Investor Loan Holders at Closing and contributed by each of the Investor Loan Holders in exchange for shares of Corniche Series C Preferred Stock, and the provisions of Section 6.3.9 and Appendix 2.1 and like provisions of the Agreement and Supplemental Disclosure Agreement accordingly, so long as the aggregate principal amount of Investor Loans contributed to Corniche in exchange for shares of Corniche Series C Preferred Stock equals $22 million.

         (e) Corniche agrees to waive any default or condition precedent under Sections 5.10 and 6.2.8 (and other like provisions of the Agreement and Supplemental Disclosure Agreement), caused by StrandTek's issuance of additional Series A Warrants exercisable at $.41 per share (with an expiration date no later than three (3) years from the date of issuance) to the Principal Shareholders, Non-shareholder Loan Holders and others, so long as the aggregate number of StrandTek Series A Warrants outstanding at the Closing is not more than 2,000,000 in the aggregate. Corniche further acknowledges and agrees that such additional StrandTek Series A Warrants may be owned by the Principal Shareholders, Non-shareholder Loan Holders and others at and subsequent to the Closing, and waives any default or condition precedent under the Agreement and Supplemental Disclosure Agreement associated therewith.

         (f) The last sentence of Section 6.2.7.1 shall be modified to now read as follows:

         "StrandTek and the Investor Loan Holders represent that the current amount due with respect to the Investor Loans described above is as set forth in
Section 3.2.3 of the StrandTek Disclosure Schedules."

         (g) Section 6.3.9 shall be modified by substituting the amount of $2.7 million in place of the amount of $2.5 million referenced therein.

5. The StrandTek Parties further recognize that the additional stock issuances permitted above would not leave sufficient authorized Corniche Common Stock available for Corniche to issue the "Key Holder's Percentage" of the 36,000,000 shares to be issued to the StrandTek Parties pursuant to the Agreement at Closing. Accordingly, the StrandTek Parties and Corniche agree to decrease the number of shares of Corniche Common Stock to be received by the StrandTek Parties under the Agreement by such number as they mutually determine at the Closing to be reasonable, and the number of shares of Corniche Series D Preferred Stock to otherwise be received by the StrandTek Parties at Closing shall be appropriately increased by 1% of the amount of any reduction of Corniche Common Stock under this paragraph. Thus, by way of example and not in limitation, if the StrandTek Parties receive 33,000,000 shares of Corniche Common Stock at Closing instead of 36,000,000, the shares of Corniche Series D Preferred Stock to be received by the StrandTek Parties as otherwise determined under the Agreement (as modified by this letter), would be further increased by the amount of 30,000 shares.

It would be appreciated if Corniche would likewise execute and return a copy of this letter to Mr. Bauman on behalf of the StrandTek Parties to evidence Corniche's agreement to the foregoing terms and provisions.
Very truly yours,


STRANDTEK INTERNATIONAL, INC.


By: /s/ Jerome Bauman
    ------------------------------
      Jerome Bauman, President


/s/ William G. Buckles, Jr.
-----------------------------------
William G. Buckles, Jr.


/s/ Jerome Bauman
-----------------------------------
Jerome Bauman


/s/ David Veltman
-----------------------------------
David Veltman


/s/ Greg Veltman
-----------------------------------
Greg Veltman


/s/ Jan Arnett
-----------------------------------
Jan Arnett


/s/ Phil Palm
-----------------------------------
Phil Palm

/s/ Shiela Duffy
-----------------------------------
Sheila Duffy


/s/ Craig Babcock
-----------------------------------
Craig Babcock


/s/ Mike Barody
-----------------------------------
Mike Barody


/s/ Ron Basar
-----------------------------------
Ron Basar


/s/ Ray Juska
-----------------------------------
Ray Juska


/s/ Preston Whaley
-----------------------------------
Preston Whaley


/s/ Clifford Chapman
-----------------------------------
Clifford Chapman

Reviewed and agreed to this 11th day of Febraury, 2002

CORNICHE GROUP INCORPORATED

By: /s/ James Fyfe
    -------------------------------
        James Fyfe, Chairman